FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations/Media Contact: Marissa Travaline x4227
e-mail: mtravaline@sjindustries.com
SJI Reports Q1 Earnings;
Sets 2017 Guidance

Folsom, NJ, May 9, 2017 - South Jersey Industries (NYSE: SJI) today announced results for the first quarter of 2017. GAAP income and Economic Earnings* for the quarter are presented below, as compared with the same period in 2016.

	2017	2016
GAAP income from continuing operations - Q1	$ 37.7 million	$68.2 million
GAAP EPS per diluted share - Q1	$0.47	$0.95
Economic Earnings - Q1	$57.6 million	$57.0 million
Economic EPS per diluted share - Q1	$0.72	$0.80

“First quarter results included strong growth in regulated utility earnings, stemming largely from the benefits of infrastructure investment and customer additions,” said SJI President and CEO Michael J. Renna. “The contribution from operating performance in our non-utility businesses for the quarter is also noteworthy, as it was achieved from high quality, repeatable sources, absent the benefit of investment tax credits, and in an unseasonably warm winter.”

“2017 remains a pivotal one for SJI, as we continue to shift our focus to regulated and contracted businesses that will drive our growth toward our $150 million Economic Earnings target in 2020,” Renna continued. “This strategic shift - evident in initiatives like the extension and expansion of our utility infrastructure programs, the pursuit of additional fuel supply management contracts, our commitment to vital projects like PennEast, and the decision to forego investment tax credits in earnings - is designed to drive longer term, sustainable growth, reinforcing the foundation of the core businesses that make up SJI.”

The year-over-year variance in GAAP earnings is primarily the result of a verdict delivered by a jury on May 8, 2017, in the United States District Court for the District of Colorado, stemming from a dispute with a supplier over gas costs incurred beginning in October 2014. Although we disagree with the ruling and plan to appeal it, and have a motion pending for judgment as a matter of law, SJI recorded an after tax charge in first quarter GAAP results of $26.4 million or approximately $0.33 on a GAAP EPS basis. These impacts do not change our 2020 target for Economic Earnings.

* SJI uses the non-GAAP measure of Economic Earnings when discussing results. A full explanation and reconciliation of this non-GAAP measure is provided under “Explanation and Reconciliation of Non-GAAP Financial Measures.”

2017 EXPECTED CONTRIBUTIONS TO EARNINGS
The following chart outlines our targeted Economic Earnings composition for 2017.

Business Lines	Expected Contribution to 2017 Economic Earnings
Regulated Gas Utility Operations Midstream	70 - 74 percent 3 - 5 percent
Non-Utility SJ Energy Group	20 - 24 percent
SJ Energy Services	0 - 2 percent

As we look out at the balance of 2017, we expect utility earnings to grow, largely from the benefits of infrastructure investment and customer growth. Strong performance at the utility combined with the commencement of our sixth fuel management contract, serving the Panda Stonewall generating facility, will lessen the overall impact to earnings from the elimination of investment tax credits (ITC). We expect our solar production to remain strong, although the softening of the Maryland market will impact solar renewable energy certificate (SREC) values there. Increased interest expense from higher rates will further reduce the contribution from Energy Services. Despite these near-term impacts, our shift in focus to high quality, low-risk, and repeatable earnings streams positions us for longer term earnings growth while minimizing future volatility in our five-year plan.

Based on first quarter results and our forecast for the balance of the year, we are projecting an Economic EPS target for 2017 between $1.14 and $1.20. This projection recognizes that we do not anticipate additional dilution this year nor do we have additional plans to raise further equity in 2017, due to the success of the secondary offering we conducted in the second quarter of 2016.

The following provides a more detailed discussion of performance from each area of the business.

REGULATED BUSINESS PERFORMANCE
SOUTH JERSEY GAS:
First quarter utility net income of $46.5 million significantly exceeded prior year results of $44.4 million, due in large part to contributions from investments under our Accelerated Infrastructure Replacement Program, or AIRP,

and Storm Hardening and Reliability Program, or SHARP. Continued strong customer growth over the last year also benefited the quarter. There is no difference between SJG’s GAAP net income and Economic Earnings.

Customer Growth:
Conversion activity continues to drive customer additions, outpacing new construction by a margin of roughly two to one. Notably, both sources of growth continue to improve year over year, as the price differential between natural gas and the cost of other fuel sources, including oil and propane, begins to increase again.

From March 31, 2016 through March 31, 2017, our customer count grew by 5,266, a 1.4% improvement that brings our current customer count to 380,851. Further, during this same twelve-month period, we also achieved incremental net margin of $2.1 million from customer additions.

Regulatory Update:
A major driver of utility earnings is infrastructure investment, specifically designed to enhance the safety and reliability of our distribution system. In the aggregate, investments made through our AIRP and SHARP provided incremental net income of $3.4 million for the quarter. This contribution is based on the benefits from investments made under Phase I of our AIRP, which ended and fully rolled into base rates in December 2016, as well as investments made in the first two years of our SHARP, now being reflected in base rates. As we move forward with the second phase of our AIRP, these investments will no longer be tied to recovery through a base rate proceeding, and will instead roll into rates annually on October 1 for the program’s duration. In 2017, investments made through these programs are expected to add a total of approximately $3.8 million in incremental net income, as the positive impact from the inclusion in base rates under the new program won’t begin to be recognized until the fourth quarter, and the total AFUDC recorded will be lower than in the prior year.

Thanks to the collaborative efforts of our local and state public officials, civic organizations, trade unions, local businesses, and others, the New Jersey Pinelands Commission approved South Jersey Gas’ proposal to build a natural gas supply line to serve the former B.L. England generating facility on February 24. The careful construction of this pipeline will address the energy demands of 142,000 customers in Cape May and Atlantic counties, and bring a supply of safe, reliable, low-cost natural gas to the residents of South Jersey.

Although legal appeals of the Commission’s decision have been filed, we remain confident that the project will proceed. Further, we are confident that we can build and operate this line safely and responsibly, with minimal environmental impact, just as we operate more than 1,700 miles of distribution and transmission lines throughout the Pinelands each and every day.

SJI MIDSTREAM:
On April 7, 2017, The Federal Energy Regulatory Commission released the notice of the Final Environmental Impact Statement (FEIS) for the PennEast pipeline. Key findings of the study concluded that “approval of the proposed project, with the mitigation measures recommended in the EIS, would result in some adverse environmental impacts, but impacts would be reduced to less than significant levels with the implementation of PennEast’s proposed and [FERC] recommended mitigation measures.” This statement highlights the due diligence performed both by the PennEast partnership and by the regulators to ensure that we are identifying the most efficient and responsible route for the proposed pipeline. It also brings us one very important step closer to achieving final approval of the project in July 2017. The pipeline is targeted to be completed and in service in late 2018.

Further, as a result of the progress we continue to make on the advancement of the PennEast pipeline, and the expectation of a positive FERC decision regarding its construction, management has concluded that AFUDC from the project should be recorded beginning in the first quarter of 2017. As a result, SJI Midstream contributed $2.0 million to Economic Earnings in the first quarter.

NON-UTILITY BUSINESS PERFORMANCE
SJ ENERGY GROUP:
The following chart details the quarterly contributions to earnings from our wholesale and retail commodity business, South Jersey Energy Group (SJEG):

	2017	2016
SJEG GAAP income from continuing operations - Q1	($8.1) million	$23.6 million
SJEG Economic Earnings from continuing operations - Q1	$9.8 million	$12.2 million

South Jersey Energy Group contributed $9.8 million of Economic Earnings, as compared with $12.2 million in the first quarter of 2016. The contributions from our fuel supply management contracts improved, as the volumes delivered associated with these contracts more than doubled compared with the same period in 2016. Year-over-year results in our wholesale commodity business, however, reflect the impact of reduced spreads and lack of pricing volatility that resulted from the extremely warm weather experienced in January and February.

Going forward, we expect that additional fuel supply management contracts will drive both near and longer term Economic Earnings growth. In addition to the contracts already serving five operating electric generation facilities, there are five additional contracts executed that are expected to come on-line over the next three years. Among them is the Panda Stonewall facility, which is expected to commence operation in the second quarter of 2017. These fee-

based, long term contracts are an important part of our plan to drive earnings growth from high quality, low-risk, repeatable earnings sources.

GAAP earnings in our wholesale business were significantly impacted by the previously noted legal suit, which reduced Energy Group’s contribution for the first quarter by approximately $26.4 million.

SJ ENERGY SERVICES:
The following chart details the quarterly contributions to earnings from our energy production business, South Jersey Energy Services (SJES):

	2017	2016
SJES GAAP income from continuing operations - Q1	($4.3) million	$0.2 million
SJES Economic Earnings from continuing operations - Q1	($2.4) million	$0.5 million

In the first quarter of 2017, South Jersey Energy Services produced a loss of $2.4 million of Economic Earnings, as compared with Economic Earnings of $0.5 million for the same period in 2016. This variance is largely the result of the decision to forego additional solar development and the elimination of the resultant investment tax credits from earnings in the first quarter of 2017. For the first time since 2009, current quarter results include no ITCs from solar development, as compared with $1.7 million in the prior year period. The quarter was further impacted by the softening of the Maryland SREC market, as well as unscheduled outages at operating landfill gas to electric units.

Our future expectations around the contributions from our solar portfolio are based largely on the value of SREC production. During the first quarter, these projects generated more than 44,600 SRECs, as compared with approximately 35,400 in the same period in 2016. The implementation of aggressive hedging strategies, coupled with the strength of the New Jersey SREC market, where the majority of our SRECS are produced, will help drive solar performance well beyond 2017.

Additionally, the significant cash flow from these assets and the decision to forego further solar development, consistent with our strategic objectives, will provide critical support to our balance sheet and future growth opportunities.

CONFERENCE CALL / WEBCAST DETAILS

To participate in the conference call at 11:00 AM ET on May 9, 2017, please pre-register by going to the South Jersey Industries website, http://www.sjindustries.com, and clicking on Investors, to access the pre-registration link.

This will allow you to generate a PIN to expedite your inclusion into the conference call when dialing in. On the day of the call, dial 1-888-680-0890 approximately 15 minutes ahead of the scheduled call time; enter the participant pass code 25773630 and the PIN you received during pre-registration. International callers may dial 1-617-213-4857; enter the participant pass code 25773630 and the PIN you received during pre-registration.

To listen to the live webcast, visit the South Jersey Industries website at www.sjindustries.com, and scroll down to the “Webcasts and Presentations” section where you will find the link to participate.

FORWARD LOOKING STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding future results of operations or financial position, expected sources of incremental margin, strategy, financing needs, future capital expenditures and the outcome or effect of ongoing litigation, are forward-looking. We use words such as “anticipate,” “believe,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy,” “target”, “will” and similar expressions to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were made and are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions on an international, national, state and local level; weather conditions in SJI’s marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in SJI’s distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies.
A discussion of these and other risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements are described in greater detail in the Form 10-Q for the period ended March 31, 2017 and in other filings made by us with the Securities and Exchange Commission (SEC). These cautionary statements should not be construed by you to be exhaustive and they speak only as of the date they are made. No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. SJI undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT SOUTH JERSEY INDUSTRIES

South Jersey Industries (NYSE: SJI), an energy services holding company based in Folsom, NJ, operates its business through two primary subsidiaries. South Jersey Gas delivers clean, efficient natural gas and promotes energy efficiency to approximately 381,000 customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing, owning and operating on-site energy production facilities; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and fuel management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit www.sjindustries.com.

EXPLANATION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This news release includes the financial measures of Economic Earnings and Economic Earnings per share, which are not prepared in accordance with generally accepted accounting principles in the United States (GAAP), when evaluating the results of operations for its nonutility operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all derivative transactions, and (2) less realized gains and plus realized losses, as applicable and in each case after tax, on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal, and (3) less the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period, and (4) as adjusted by the impact of a May 2017 jury verdict stemming from a pricing dispute with a gas supplier over costs.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, and transactions or contractual arrangements where the true economic impact will be realized in a future period or was realized in a previous period. Specifically regarding derivatives, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. Considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our GAAP income from continuing operations and earnings per share from continuing operations, to Economic Earnings and Economic Earnings per Share:

	Three Months Ended March 31
	In thousands except per share data
	2017	2016

Income from Continuing Operations	$37,747	$68,187
(Minus)/Plus:
Unrealized Mark-to-Market (Gains) on Derivatives	(13,908)	(18,612)
Realized Losses on Inventory Injection Hedges	332	3
Unrealized Loss on De-designated Interest Rate Contracts (A)	2,392	---
Unrealized Loss on Property, Plant and Equipment (B)	256	---
Other (C)	(41)	(41)
Charge from a legal proceeding (D)	43,987	---
Income Taxes (E)	(13,205)	7,460
Economic Earnings	$57,560	$56,997

Earnings Per Share from Continuing Operations	$0.47	$0.95
(Minus)/Plus:
Unrealized Mark-to-Market (Gains) on Derivatives	(0.17)	(0.26)
Unrealized Loss on De-designated Interest Rate Contracts (A)	0.03	---
Charge from a legal proceeding (D)	0.55	---
Income Taxes (E)	(0.16)	0.11
Economic Earnings Per Share	$0.72	$0.80

The following table presents reconciliations of GAAP income from continuing operations to Economic Earnings and prior year comparisons for our non-utility businesses for the three months period ended March 31, 2017:

	Three Months Ended March 31
	In thousands except per share data
	2017	2016

South Jersey Energy Group Income from Continuing Operations	$(8,097)	$23,641
(Minus)/Plus:
Unrealized Mark-to-Market (Gains) on Derivatives	(14,511)	(19,124)
Realized Losses on Inventory Injection Hedges	332	3
Charge from a legal proceeding (D)	43,987	---
Income Taxes (E)	(11,920)	7,648
South Jersey Energy Group Economic Earnings	$9,791	$12,168

South Jersey Energy Services Income/(Loss) from Continuing Operations	$(4,300)	$176
(Minus)/Plus:
Unrealized Mark-to-Market (Gains) on Derivatives	603	512
Unrealized Loss on De-designated Interest Rate Contracts (A)	2,392	---
Unrealized Loss on Property, Plant and Equipment (B)	256	---
Other (C)	(41)	(41)
Income Taxes (E)	(1,285)	(189)
South Jersey Energy Services Economic Earnings	$(2,375)	$458

(A) Represents a new interest rate derivative and amendments made to an existing interest rate derivative linked to unrealized losses previously recorded in Accumulated Other Comprehensive Loss (AOCL). SJI reclassified this amount from AOCL to Interest Charges on the condensed consolidated statements of income as a result of the prior hedged transactions being deemed probable of not occurring. Since the economic impact will not be realized until future periods, this amount is excluded from Economic Earnings.

(B) Represents an impairment charge recorded on a solar generating facility during the first quarter of 2017, for which the economic impact will not be realized until a future period.

(C) Represents additional depreciation expense within Economic Earnings on a solar generating facility. During 2012, an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable basis and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and, therefore, the related reduction in depreciation expense is being added back.

(D) Represents a charge resulting from a ruling in a legal proceeding related to a pricing dispute between SJI and a gas supplier that began in October 2014. Since the charge relates to purchase transactions that occurred in prior periods, this amount is excluded from Economic Earnings.

(E) Determined using a combined average statutory tax rate of 40%.